Exhibit 10.1

December 2, 2005

Thomas Joyce

14 Salem Straits

Darien, CT 06820

Dear Tom:

This Letter Agreement sets forth the terms and conditions of your continued employment with Knight Capital Group, Inc. (the “Company”).

1.	Term. This Letter Agreement will govern the terms and conditions of your employment, and any termination thereof, from January 1, 2006 (the “Effective Date”) until December 31, 2008 (the “Term”). Until the Effective Date, the terms and conditions of your employment, and any termination thereof, shall be governed by the Letter Agreement between you and the Company, dated May 30, 2002, and upon the Effective Date, such Letter Agreement shall be of no further force and effect.

2.	Position; Duties. You will continue to be employed by the Company as its Chief Executive Officer, and continue to serve as Chairman of the Board of Directors of the Company (the “Board”). You will report to the Board, and shall perform such duties as are consistent with your position as Chief Executive Officer. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company. You will also be employed as Chief Executive Officer of Knight Equity Markets, L.P. and as the senior executive officer of such other subsidiaries as designated by the Board and approved by the board of directors of such subsidiaries.

3.	Base Salary. While you are employed during the Term, you will be entitled to a Base Salary of $750,000, payable in accordance with the Company’s normal payroll practices.

4.	Annual Bonus. You will be entitled to a bonus (an “Annual Bonus”) for 2005 through 2008 as follows:

(a)	2005 Bonus. Provided that, pursuant to performance targets previously established by the Compensation Committee of the Board under the Company’s Executive Incentive Plan (“EIP”), you would be entitled to an Annual Bonus in respect of 2005 (“2005 Bonus”) of at least $1.5 million, the Compensation Committee will not exercise its discretion to reduce your 2005 Bonus below $1.5 million.

(b)	2006 Bonus. Your Annual Bonus for 2006 will be based upon the achievement of consolidated pre-tax income targets as set by the Compensation Committee.

(c)	2007 and 2008 Bonus. Your Annual Bonus in respect of each of 2007 and 2008 shall be based on achievement of performance targets established by the Compensation Committee no later than March 31 of each such year, after consultation with you. The Compensation Committee shall set the targets in a manner consistent with the manner in which the 2006 targets were established in terms of probability of achieving the targets and magnitude of potential payout, taking into account the budget presented by management for each such year.

(d)	Timing and Form of Payment. Each Annual Bonus will be paid by March 15 of the following year, unless administratively impracticable to do so. Sixty percent (60%) of each Annual Bonus shall be paid in cash, and 40% shall be paid in shares of restricted common stock of the Company (“Restricted Shares”), provided that the 2005 Annual Bonus shall be paid entirely in cash. The number of Restricted Shares awarded shall be based on the average of the high and low sales prices of a share on the trading date immediately preceding the date the Annual Bonus is paid. The Restricted Shares shall vest in three equal installments on each anniversary of the date they are awarded, subject to accelerated vesting upon a Change in Control. Except as set forth in paragraph 7, upon your termination of employment for any reason, any Restricted Shares that have not then vested shall be forfeited to the Company for no consideration. The Restricted Shares shall be granted under, and subject to such other terms and conditions of, one of the Company’s stockholder-approved stock plans as then in effect, provided that if no such plans are then in effect or the Restricted Shares cannot be granted pursuant to any such plan, then in lieu of Restricted Shares, you shall receive phantom shares that replicate the economics of the Restricted Shares, but are payable in cash on the vesting dates.

(e)	EIP. Your Annual Bonus awards for 2006 through 2008 shall be granted under, and subject to the terms and conditions of, the EIP.

5.	Stock Option. Upon the Effective Date, you will be granted an option to purchase 350,000 shares of the Company’s common stock. Such stock option (i) will have an exercise price per share equal to the average of the high and low sales prices on the last trading day in 2005, (ii) will expire upon the earliest of (a) the fifth anniversary of the date of grant, (b) as to unvested options (subject to paragraph 7 below), immediately upon your termination of employment for any reason, (c) as to vested options, the 91st day following termination of your employment for any reason, provided that if such termination is for “cause” (as defined below), vested options shall terminate immediately upon such termination of employment, (iii) for tax purposes, will be non-qualified, and (iv) will be granted under and subject to the terms of the Company’s 1998 Long-Term Incentive Plan, provided that neither the Committee thereunder nor the Board will exercise any discretion to cause the provisions of Sections 7(a) and (b) of such plan not to apply.

6.	Benefits. You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to senior executives of the Company. In addition, the Company will provide you with a car and driver for your daily commute between your home and the office.

7.	Termination. Notwithstanding the Term, you will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid. In addition, if, prior to the expiration of the Term, the Company terminates your employment other than for “cause” or other than by reason of your “disability”, or you resign for “good reason”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) exercise the portion of the stock option granted pursuant to paragraph 5 that was not vested on the date of termination of your employment, during the 90-day period commencing on the first anniversary of the date of such termination, (ii) full vesting of any Restricted Shares previously granted to you, on the first anniversary of the date of termination of your employment, (iii) a cash payment equal to $5 million, payable in a lump sum on the date that is six months following such termination, and (iv) reimbursement of premiums you pay for continued health coverage under “COBRA” during the one year period following termination of your employment. Your right to such exercisability, vesting, payments, and benefits shall be conditional upon (i) your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company, and (ii) your not, directly or indirectly, hiring or attempting to hire any person who is or was employed by the Company or its affiliates at any time after the date that is six months prior to the date of termination of your employment, or otherwise induce any such person to terminate his or her employment with the Company or its affiliates. You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by you without “good reason”, or (iv) by the Company for “cause”, you will not be entitled to such exercisability, vesting, payments, and benefits. For purposes of this paragraph 7, the following terms shall have the meanings set forth below:

“Cause” means a finding by the Board that (i) you have committed any act of willful misconduct, including fraud, in connection with your employment with the Company; (ii) you materially breach any provision of this Letter Agreement, which breach has not been cured within 10 days after you have received written notice of such breach; (iii) you fail, refuse or neglect (other than by reason of a physical or mental impairment) to timely perform any material duty or obligation under this Letter Agreement or to comply with any lawful directive of the Board, which failure, refusal or neglect has not been cured within 10 days after you have received written notice thereof; (iv) you violate any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its affiliates or any material general policy of the Company or its affiliates communicated in writing to you, which violation has not been cured within 10 days after you have received written notice thereof; (v) you are charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or that constitutes a felony; (vi) you are expelled or suspended, or subject to an order temporarily (for more than 90 days) or permanently enjoining you, from the securities, investment management or investment banking business or from acting in the capacity contemplated by this Letter Agreement by the Securities and Exchange Commission, the NASD, any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal; or (vii) you fail to obtain or maintain any registration, license or other authorization or approval that is required to enable you to perform your duties hereunder, which failure has not been cured within a reasonable period after you have received written notice thereof.

“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days.

“Good Reason” means (i) a material breach by the Company of its obligations under this Letter Agreement, including without limitation a material diminution in your title, duties responsibilities or authority without your consent, which breach has not been cured within 10 days after you have provided the Company with written notice of such breach, (ii) an indictment against the Company for a crime relating solely to conduct that occurred prior to your date of hire.

8.	Confidential Information. You acknowledge and agree that confidential information, obtained by you while employed by the Company, or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

9.	Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10.	Indemnification. The Company will indemnify and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of actions, debts and expenses (including attorneys fees) arising from and in connection with your employment by the Company and in the performance of your duties for the Company to the maximum extent permitted under the laws of Delaware, subject to the by-laws of the Company. Such indemnification shall not apply to any such liabilities, suits, claims, actions, causes of actions, debts or expenses resulting from any action by you constituting gross negligence, fraud or criminal conduct. The Company will also indemnify you and hold you harmless, on an after-tax basis (including income, employment and excise taxes), for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and any interest or penalties you may incur with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”) in respect of any “change in ownership or effective control or a change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 280G of the Code, that occurs during the Term, provided that (i) if the Company determines that the Excise Tax can be avoided by a reduction in amounts payable to you that constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (without regard to clause (A)(ii) thereof) by no more than 10%, then such payments shall be so reduced, (ii) the Company, at its cost, may, on your behalf, challenge any assessment or imposition of any Excise Tax, and you will reasonably assist and cooperate with the Company, at the Company’s expense, with respect to any such challenge, (iii) should you receive a refund of any Excise Tax previously paid, you shall repay to the Company the portion of any payment made by the Company to you in respect of the Excise Tax so refunded, and (iv) with respect to the applicability of the Excise Tax, you shall take a position consistent with that of the Company at all times.

11.	Key Man Insurance. While you are employed by the Company, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. You will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

12.	Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.

13.	Governing Law. The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule

(whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except as to stock-based awards under any stockholder-approved stock plan or Annual Bonus awards under the EIP, where the governing law provisions contained in such plans shall control.

14.	Waiver. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

15.	Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any successor to its business.

16.	Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving your employment or this Letter Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, and any other federal, state or local laws, rules or regulations, will be resolved by binding arbitration before the American Arbitration Association, National Association of Securities Dealers, Inc., JAMS/Endispute, or any other similar association mutually agreed to by the Company and you. Any such arbitration shall be held in New York City. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be borne by the Company if you prevail, in whole or in part. Each party shall bear its own witness expenses and attorneys’ fees.

17.	Survival. Notwithstanding anything contained herein to the contrary, the provisions of paragraph 8, 9, 10, 13 and 16 shall survive termination of your employment with the Company and its affiliates.

18.	Entire Agreement; No Conflicts. Upon the Effective Date, this Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. You represent and warrant to the Company that your performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

19.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

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Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.

Sincerely yours,

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Charles V. Doherty

AGREED TO AND ACCEPTED BY:

/s/ Thomas Joyce Thomas Joyce

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